Exhibit 11.1
                      EP MEDSYSTEMS, INC.
        STATEMENT OF COMPUTATION OF EARNINGS PER SHARE
                  Three Months Ended    Nine Months Ended
                    September 30,         September 30,
                    1995         1996         1995         1996
Net loss        $ (256,327)  $ (333,341)  $ (550,429)  $ (595,021)

Weighted average shares
outstanding:
Common stock      4,518,667    7,581,167    4,518,667    5,648,566
(1)
Stock options       909,055            0      909,055      602,707
(2) (3)
Warrants (2) (3)    361,932            0      361,932      239,962

                  5,789,654    7,581,167    5,789,654    6,491,235
Historical net
loss            $     (.04)  $     (.04)  $     (.10)  $     (.09)
per share


(1) 93,500 and 166,667 shares of stock were issued in 1995 and 1996, respectively. These shares were issued within 12 months preceding the filing of the registration statement at prices lower than the initial public offering price. Pursuant to Staff Accounting Bulletin No. 83 such shares have been included in the weighted average number of shares outstanding for the three and nine month periods ended September 30, 1995 and the nine months ended September 30, 1996.

(2) Options and warrants at 909,055 and 361,932, respectively, were granted at prices below the initial public offering price. The dilutive effect of these options have been included in the earnings per share calculation using the treasury stock method in accordance with SAB No. 83 for the three and nine month periods ended September 30, 1995. For the nine months ended September 30, 1996, these options and warrants have been included in the Company's loss per share computation through June 30, 1996, the period during which the initial public offering became effective, using the treasury stock method, even though they were anti-dilutive.

                              Options       Warrants
   Options issued within      1,324,000        568,750
   one year
   Proceeds from          $   2,282,200  $   1,137,500
   exercise
   Public offering price        / $5.50        / $5.50
   Treasury stock               414,945        206,818
   Incremental shares           909,055        361,932

(3)    Options  and  warrants  have  been  excluded  from   the
calculation  of earnings per share for the three  months  ended
September 30, 1996 because they are anti-dilutive.